		Exhibit 99(a)
HSBC Finance Corporation HSBC Home Equity Loan Trust 2005-3

Original Principal Class A	590,350,000.00
Number of Class A Notes (000's)	590,350.00
Original Principal Class M	185,400,000.00
Number of Class M Notes (000's)	185,400.00
		2005
Distribution Date		Totals
Days in Accrual Period

CLASS A
Class A-1 Principal Distribution		43,255,557.26
Class A-1 Interest Distribution		2,289,110.43

Class A-2 Principal Distribution		10,805,876.49
Class A-2 Interest Distribution		575,753.99

CLASS M
Class M-1 Principal Distribution		9,381,881.73
Class M-1 Interest Distribution		514,555.86

Class M-2 Principal Distribution		7,596,164.87
Class M-2 Interest Distribution		418,444.88